As filed with the Securities and Exchange Commission on September 29, 1997
                                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                          U.S. FRANCHISE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                                58-2190911
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                                ----------------

                         13 Corporate Square, Suite 250
                             Atlanta, Georgia 30326
                                 (404) 321-4045
               (Address of Principal Executive Offices) (Zip Code)

                U.S. FRANCHISE SYSTEMS, INC. AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

                        U.S. FRANCHISE SYSTEMS, INC. 1996
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           (Full titles of the plans)


                                Michael A. Leven
                 Chairman, President and Chief Executive Officer
                          U.S. Franchise Systems, Inc.
                               13 Corporate Square
                             Atlanta, Georgia 30329
                     (Name and address of agent for service)
                                 (404) 321-4045
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

===========================   ============   =========================    ========================    ================
  Title of Each Class of      Amount to be   Proposed Maximum Offering            Proposed Maximum           Amount of
Securities to be Registered     Registered             Price Per Share    Aggregate Offering Price    Registration Fee
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share       266,200                $      7,625(1)               $2,029,775(1)          $   615.08
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share       135,600(2)             $      13.50                  $1,830,600             $   554.73
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share           800(3)             $      10.50                  $    8,400             $     2.55
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share           500(4)             $      10.12                  $    5,060             $     1.53
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share         4,700(5)             $       9.88                  $   46,436             $    14.07
---------------------------   ------------   -------------------------    ------------------------    ----------------

===========================   ============   =========================    ========================    ================
  Title of Each Class of      Amount to be   Proposed Maximum Offering            Proposed Maximum           Amount of
Securities to be Registered     Registered             Price Per Share    Aggregate Offering Price    Registration Fee
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share       25,000(6)              $       9.63                  $  240,750             $    72.95
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share          300(7)              $       9.50                  $    2,850             $     0.86
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share        7,600(8)              $       9.25                  $   70,300             $    21.30
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share        5,100(9)              $       9.00                  $   45,900             $    13.91
---------------------------   ------------   -------------------------    ------------------------    ----------------
Class A Common Stock,
par value $0.01 per share        4,200(10)             $       7.00                  $   29,400             $     8.91
---------------------------   ------------   -------------------------    ------------------------    ----------------
Total                          450,000(11)                                                                  $ 1,305.89
===========================   ============   =========================    ========================    ================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). The Proposed Maximum Offering Price was determined by averaging the high and low prices of the Class A Common Stock, $.01 per share par value ("Class A Common Stock"), of U.S. Franchise Systems, Inc. ("USFS") as reported by the NASDAQ National Market System, the automated quotation system of the National Association of Securities Dealers, Inc. on September 25, 1997.

(2) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $13.50.

(3) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $10.50.

(4) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $10.12.

(5) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $9.88.

(6) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $9.63.

(7) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $9.50.

(8) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $9.25.

(9) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $9.00.

(10) Consists of shares of Class A Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $7.00.

(11) Consists of 325,000 shares of Class A Common Stock to be issued to certain employees, consultants, advisors and other persons whose skills would be an asset to U.S. Franchise Systems, Inc. or any of its subsidiaries upon the exercise by such persons of options granted to them pursuant to the U.S. Franchise Systems, Inc. 1996 Stock Option Plan and 125,000 shares of Class A Common Stock to be issued to certain non-employee directors of U.S. Franchise Systems, Inc. upon the exercise by such Directors of options granted to them pursuant to the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors.
================================================================================

                                EXPLANATORY NOTE


            The Section 10(a) prospectuses being delivered by U.S. Franchise Systems, Inc. (the "Company") to participants in the U.S. Franchise Systems, Inc. Amended and Restated 1996 Stock Option Plan (the "Option Plan") and the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan") as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), have been prepared in accordance with the requirements of Form S-8 and relate to shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock") which have been reserved for issuance pursuant to the Option Plan and the Directors Plan. The information regarding the Option Plan and the Directors Plan required in the
Section 10(a) prospectuses is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Option Plan and the Directors Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.


                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents filed by U.S. Franchise Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

            1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-28908)

            2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-28908).

            3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-28908).

            4. The description of the Company's Class A Common Stock, par value $0.01 per share, contained in the Company's Registration Statement on Form 8-A, dated October 24, 1996, including any amendment or report filed for the purpose of updating such description (File No. 0-28908).

            All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.     DESCRIPTION OF SECURITIES

            Not Applicable.

Item 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not applicable.

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

            Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

            Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

            Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of the members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Charter contains such a provision.

            The Company's Charter further provides that the Company shall indemnify its officers and directors and, to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

            In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company has agreed to indemnify each director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, officer, employee and/or agent of the Company to the maximum extent permitted by applicable law. In addition, each director shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of each of its directors insuring such director in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED

            Not Applicable.

Item 8.     EXHIBITS

Exhibits
--------

4.1   --    Amended Restated Certificate of Incorporation of the Company, as
            amended (incorporated by reference from the Company's Registration
            Statement on Form S-1 (Registration No. 333-11427)).

4.2   --    Amended and Restated By-laws of the Company (incorporated by reference from the Company's Registration Statement on Form S-1
            (Registration No. 333-11427)).

5.1   --    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the
            Company, regarding the legality of the Class A Common Stock being registered.

23.1  --    Consent of Deloitte & Touche LLP.

23.2  --    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
            Exhibit 5).

24    --    Power of Attorney (included on signature page).

Item 9.     UNDERTAKINGS

            (a) The undersigned registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 29, 1997.

                              U.S. FRANCHISE SYSTEMS, INC.


                              By: /s/ Michael A. Leven
                                  -------------------------
                                    Michael A. Leven
                                    Chairman, President and
                                    Chief Executive Officer

            We, the undersigned officers and directors of U.S. Franchise Systems, Inc. hereby severally constitute Michael A. Leven and Neal K. Aronson our true and lawful attorneys, and each of them singly, with full power to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable U.S. Franchise Systems, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorney to any and all such amendments.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


        Signatures                        Title                       Date
        ----------                        -----                       ----
 /s/  Michael A. Leven        Chairman, President, Chief Executive    September 29, 1997
---------------------------   Officer and Director (Principal
      Michael A. Leven        Executive Officer)


 /s/  Neal K. Aronson         Executive Vice President, Chief         September 29, 1997
---------------------------   Financial Officer and Director
      Neal K. Aronson         (Principal Financial and Accounting
                              Officer)

 /s/  Irwin Chafetz                     Director                      September 29, 1997
---------------------------
      Irwin Chafetz


 /s/  Richard D. Goldstein              Director                      September 29, 1997
---------------------------
      Richard D. Goldstein

        Signatures                        Title                       Date
        ----------                        -----                       ----
 /s/  Barry Sternlicht                  Director                      September 29, 1997
---------------------------
      Barry Sternlicht


 /s/  Dean S. Adler                     Director                      September 29, 1997
---------------------------
      Dean S. Adler


 /s/  Jeffrey A. Sonnenfeld             Director                      September 29, 1997
---------------------------
      Jeffrey A. Sonnenfeld

                               INDEX TO EXHIBITS


Exhibits
--------

4.1   --    Amended Restated Certificate of Incorporation of the Company, as
            amended (incorporated by reference from the Company's Registration
            Statement on Form S-1 (Registration No. 333-11427)).

4.2   --    Amended and Restated By-laws of the Company (incorporated by reference from the Company's Registration Statement on Form S-1
            (Registration No. 333-11427)).

5     --    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Company, regarding the legality of the Class A Common Stock being registered.

23.1  --    Consent of Deloitte & Touche LLP.

23.2  --    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
            Exhibit 5).

24    --    Power of Attorney (included on signature page).